UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 8, 2007

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 8.01   Other Events

               On June 8, 2007 our subsidiary Texas Westmoreland Coal Company, which operates the Jewett Mine and sells lignite to NRG Texas, LLC, or NRGT, which operates the Limestone Electric Generating Station, gave notice to NRGT that it would deliver no lignite in 2008 under the existing long-term contract. As a result of this notice, NRGT is no longer obligated to purchase lignite from the Jewett Mine for the remaining term of the contract as described below. The Limestone Station is adjacent to the Jewett Mine and NRGT is the only customer of Texas Westmoreland.

               We believe that it is in the best interests of both Texas Westmoreland and NRGT to enter into a new long-term supply agreement for the Jewett Mine that would extend through the end of the useful life of the mine, which we currently project will be between 2015 and 2018, depending on annual lignite production. We base our belief on, among other things, the facts that, if Texas Westmoreland and NRGT do not reach a new long-term agreement, the Limestone Station will be exposed to changes in Powder River Basin coal prices and rail transportation costs, and the fuel for the Limestone Station will need to be delivered over approximately 1,350 miles from the Powder River Basin. Although we believe that it is in the best interests of both Texas Westmoreland and NRGT to enter into a new long-term supply agreement, there can be no assurance that we will be able to negotiate such an agreement with NRGT.

               The Jewett Mine supplies lignite to the Limestone Station under a long-term agreement that has been amended and supplemented a number of times over the past eight years. The most recent supplement was an interim agreement signed in 2005, which we refer to as the interim agreement. The interim agreement set the price for the lignite produced at the Jewett Mine and the production levels for the period through the end of 2007, which was 89 trillion Btu per year (approximately 6.8 million tons). In addition, the interim agreement required NRGT to pay for the capital expenditures made by Texas Westmoreland at the Jewett Mine during the term of the interim agreement. The interim agreement expires at the end of 2007.

               Upon expiration of the interim agreement, the terms of the long-term agreement in effect prior to the interim agreement again become effective. Under those terms, the price of the lignite delivered to NRGT is determined each year by a set of calculations designed to approximate the equivalent cost of using Powder River Basin coal at the Limestone Station. If the parties are unable to agree on the applications or results of those calculations, the price is determined through expedited arbitration. If Texas Westmoreland does not find the price determined through arbitration to be acceptable, it can require NRGT to obtain a price quote from an alternative supplier, which would be a mine in the Powder River Basin of Wyoming, and Texas Westmoreland then has the right but not the obligation to deliver lignite at the quoted price. However the price is determined, Texas Westmoreland has the right to designate the amount of lignite, if any, it will deliver at that price, up to 89 trillion Btu per year (approximately 6.8 million tons). If Texas Westmoreland designates zero tons, NRGT is no longer obligated to purchase lignite from the Jewett Mine for the remaining term of the contract. In determining whether a price is acceptable, Texas Westmoreland must consider the capital expenditures required to maintain the mine because capital expenditures are the responsibility of Texas Westmoreland under the contract terms that again become applicable following the expiration of the interim agreement.

               During late 2006 and early 2007, Texas Westmoreland and NRGT were not able to determine a mutually acceptable lignite price for 2008 through negotiations. The parties then went to arbitration and the price determined by the arbitrator was not acceptable to Texas Westmoreland. NRGT then went through a competitive bidding process to determine a market price, which Texas Westmoreland had the right to match. However, Texas Westmoreland found the market price obtained by NRGT to be unacceptable and it gave notice to NRGT that it would deliver no lignite in 2008. As a result of this notice, NRGT is no longer obligated to purchase lignite from the Jewett Mine for the remaining term of the contract. It is highly unlikely that Texas Westmoreland would be able to find a new customer on economically acceptable terms for the lignite produced at the Jewett Mine because the cost of transporting lignite over long distances would make it non-competitive as a fuel source for other power plants. If Texas Westmoreland and NRGT cannot now agree upon a new long-term agreement, it is most probable that Texas Westmoreland would close the Jewett Mine. Such closure would have three material consequences.

•	First, it would eliminate Texas Westmoreland’s revenue and operating income from the Company’s consolidated financial statements. The Jewett Mine accounted for 29% of our consolidated coal segment revenues and 28% of our consolidated coal segment operating income in 2006. Closing the Jewett Mine would therefore have an adverse effect on our revenues, profitability, and cash flows.

•	Second, closure of the Jewett Mine would accelerate final reclamation costs for the mine. We are responsible under federal and state regulations for the ultimate reclamation of the mines we operate. At the Jewett Mine, NRGT has assumed by contract the liability to fund reclamation after the termination of mining and has posted bonds to secure its obligations. Based on the assumption that we would operate the mine through 2015 under the long-term agreement, our consolidated financial statements at March 31, 2007 included a $63.7 million obligation for final reclamation at the Jewett Mine, $27.0 million of which was recorded as a receivable from NRGT. We believe that these final reclamation costs are all the responsibility of NRGT under the current long-term agreement if the mine is shut down. However, NRGT has stated that it believes that it is responsible for substantially less than we believe it is responsible for. We have not been able to quantify the difference in our and NRGT’s positions. This dispute is scheduled to be determined through arbitration in July 2007. If the allocation of responsibility for final reclamation at the Jewett Mine is determined through arbitration in a manner that is contrary to our interpretation of the long-term contract, or if the total amount of the reclamation changes because the mine closes earlier than we assumed, this could further affect our costs and our profitability.

•	Third, the cash flow from the Jewett Mine contributes to the service of Westmoreland Mining’s term debt. Any cessation of operations at the Jewett Mine would affect Westmoreland Mining’s ability to repay its term debt and maintain compliance with its financial covenants. A default under Westmoreland Mining’s agreements with its lenders could adversely affect our financial condition.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: June 21, 2007	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)